EXHIBIT 99.2

Date:	November 7, 2006

Subject:	Baldor Electric Company
To Acquire the Power Systems Business
of Rockwell Automation, Inc.

Page:	1 of 2

Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives and generators and is based in Fort Smith, Arkansas. Today Baldor announced that it has signed a definitive agreement to acquire the Reliance Electric Company and certain of its affiliated companies (the “Power Systems business”) of Rockwell Automation, Inc. (NYSE:ROK).

Baldor will purchase 100% of the equity interest in the Power Systems business for $1.8 billion, comprised of $1.75 billion in cash and approximately 1.6 million shares of Baldor common stock, with a market value of $50 million, based on Baldor’s volume weighted average stock price over the prior ten trading days. The transaction is expected to be completed in the first quarter of 2007 and is subject to customary closing conditions and necessary regulatory approvals.

The combined company will be one of the leading North American manufacturers of industrial electric motors and power transmission products. The Power Systems business, which markets its products under the Reliance Electric® and Dodge® brand names, complements Baldor’s business in industrial electric motors, drives and generators.

“The Reliance and Dodge businesses are a great fit with our existing businesses,” said John McFarland, Chairman and Chief Executive Officer of Baldor. “The Power Systems business will complement and add strength to Baldor’s product line. The Power Systems business, like Baldor, provides the best industrial products available in the marketplace and sells them to value-minded customers.

“Dodge products have been available for over 125 years, Reliance motors for over 100 years and Baldor motors for over 85 years. These companies have a long history of customer preference and good profitability. Baldor, Dodge and Reliance have strong reputations in the industrial marketplace. This is a unique opportunity to build a stronger company for our customers, our employees and our shareholders.”

Keith D. Nosbusch, Chairman and Chief Executive Officer of Rockwell Automation said, “Baldor is a great company with an outstanding management team. I believe there is a compelling cultural and strategic fit between Baldor and our Reliance and Dodge businesses. Both organizations have similar operating philosophies and are committed to treating employees with respect, delivering high quality products and providing exceptional service to our customers. Power Systems will benefit significantly from ownership that is dedicated to investing on a global basis to create a leading motors and power transmission business.”

This transaction has a number of benefits and opportunities for Baldor customers, Baldor shareholders, and the employees of both companies:

•	Adds approximately $1 billion dollars in sales with margins higher than Baldor’s.

•	Provides a manufacturing base in China for the Asian markets.

•	Extends our product line into power transmission products and larger motors.

•	Enables Baldor to provide a broader product offering and services to customers.

•	Provides strong opportunities for synergies and cost savings in the combined businesses.

•	Addition of the Power Systems management team increases the strength of our management group.

•	Increases our manufacturing capability and flexibility.

•	Broadens investor interest in Baldor.

As part of Rockwell Automation, the Power Systems segment generated approximately $1.0 billion in revenue for the 12 months ending September 30, 2006. Baldor expects to realize annual pre-tax synergies of approximately $30 million within three years mainly from the benefits of combined purchasing, working capital management, reduced overhead and increased productivity. The transaction is expected to be approximately $0.10 accretive to Baldor’s earnings in the first full year.

(continued on page 2)

For more information contact
Date:	November 7, 2006	Baldor Electric Company	Phone: 479-646-4711
Subject:	Baldor Electric Company	P O Box 2400	Fax: 479-648-5752
	Acquires the Power Systems Business	Fort Smith, Arkansas 72902	Website: www.baldor.com
	Of Rockwell Automation, Inc.	John A. McFarland	Chairman & CEO
Page:	2 of 2	Ronald E. Tucker	President, CFO & Secretary
		Tracy L. Long	VP Investor Relations & Assistant Secretary

Baldor has received a financing commitment from BNP Paribas to support the transaction and expects to finance the $1.75 billion dollar cash consideration through a combination of debt and approximately $350 million of equity or equity-linked securities.

Upon completion of the transaction, total debt is expected be approximately $1.5 billion. Leverage ratios are expected to decline significantly over the next three years to be in line with our peers as cash flow is generated and synergies are realized.

UBS Investment Bank is acting as the sole financial advisor to Baldor in the transaction.

About Rockwell Automation Power Systems

Power Systems is a leading provider of Dodge power transmission products, including mounted bearings and enclosed gearing, and Reliance Electric industrial motors, including large AC and custom, variable speed and specialty, and small and medium AC motors. Power Systems has approximately 4,300 employees worldwide and 14 manufacturing facilities.

About Baldor Electric

Baldor Electric Company is a leading manufacturer of industrial electric motors, drives and generators. Baldor is headquartered in Fort Smith, Arkansas and had 2005 revenues of $721 million. Since its founding in 1920, Baldor has had a strategy of providing the highest value in the marketplace. Baldor has approximately 3,900 employees worldwide, 14 manufacturing facilities and the highest customer preference in the industry.

Baldor will host a conference call to discuss this acquisition on Tuesday, November 7, 2006 at 11:00 Eastern Standard time. A live webcast of the conference call and accompanying slide presentation will be available on Baldor’s website at www.baldor.com/investors/presentations.asp in the investor relations’ news and events section. The webcast will be available for 30 days. All interested parties are invited to call into 866-558-6901 in the United States and 913-643-4197 for international callers. An audio replay of the conference call will be available from 2:00 p.m. Eastern Standard time on Tuesday, November 7, 2006 through Tuesday, November 14th, 2006 by calling 888-203-1112 in the United States and 719-457-0820 for international callers. The password for the replay is 3062245.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“anticipate”, “will”, “continue”, “expect”, “believe”, “should”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.